Exhibit 99.1

FOR IMMEDIATE RELEASE

Agilysys, Inc. Announces Redemption of
Convertible Trust Preferred Securities

CLEVELAND – May 16, 2005 – Agilysys, Inc. (Nasdaq: AGYS), a leading provider of enterprise computer technology solutions, today announced that it is exercising its option to cause the redemption of approximately $125.3 million of 6.75% Convertible Trust Preferred Securities (“Trust Preferred Securities”). The Redemption Date will be June 15, 2005. The redemption will be funded by existing cash balances, and will include accrued interest through June 15, 2005.

Holders of Trust Preferred Securities will be required to accept the cash payment of $51.72 for each Trust Preferred Security or convert the Trust Preferred Securities into common shares of Agilysys by the Redemption Date. The conversion rate is 3.1746 common shares for each Trust Preferred Security, or the equivalent of $15.75 per common share.

The redemption of the remaining Trust Preferred Securities is part of the company’s strategy to increase both financial flexibility and shareholder value. In addition to improving the balance sheet, Agilysys will also benefit by eliminating its annual distributions on the Trust Preferred Securities, which amount to approximately $5.2 million annually, net of tax, and will eliminate potential dilution of up to 8 million shares, should all the Trust Preferred Securities be redeemed for cash.

The Trust Preferred Securities were originally offered in March 1998. Holders will receive an official redemption notice with appropriate instructions from the Trustee, Wilmington Trust. Holders with questions should contact Wilmington Trust at (302) 636-6016.

Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.

Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys anticipated revenue gains, sales volume, margin improvements, cost savings, and new product introductions.

Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate acquisitions, strategic alliances, and joint ventures.

In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2004. Interested persons can obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.

About Agilysys, Inc.
Agilysys is one of the foremost distributors and premier resellers of enterprise computer technology solutions. It has a proven track record of delivering complex server and storage hardware, software and services to resellers, large and medium-sized corporate customers, as well as public-sector clients across a diverse set of industries. In addition, the company provides customer-centric software applications and services focused on the retail and hospitality markets. Headquartered in Mayfield Heights, Ohio, Agilysys has sales offices throughout the United States and Canada. For more information, visit www.agilysys.com.

Analysts/Investor Contact:	Martin Ellis
Executive Vice President, Corporate
Development and Investor Relations
Agilysys, Inc.
440-720-8682
martin.ellis@agilysys.com

Media Contact:	Julie Young
Director, Corporate Communications
Agilysys, Inc.
440-720-8602
julie.young@agilysys.com

# # #